United States securities and exchange commission logo





                     December 20, 2022

       Laurance Roberts
       President and Chief Executive Officer
       El Pollo Loco Holdings, Inc.
       3535 Harbor Blvd., Suite 100
       Costa Mesa, California 92626

                                                        Re: El Pollo Loco
Holdings, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 29, 2021
                                                            Filed March 11,
2022
                                                            File No. 001-36556

       Dear Laurance Roberts:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services